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                                                                      Exhibit 16
March 27, 1997

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Forum Retirement Partners, L.P. and, under the date of February 9, 1996, except as to note 7, which is as of March 25, 1996, we reported on the consolidated financial statements of Forum Retirement Partners, L.P. and subsidiaries as of and for the years ended December 31, 1995 and 1994. We have read Forum Retirement Partners, L.P.'s statements included under Item 9 of its Form 10-K dated March 31, 1997, and we agree with such statements.

Very truly yours,



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP



                                     E-16